                                                                    EXHIBIT 12.1

                          ONEOK INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                 (IN THOUSANDS)

                                  YEARS ENDED AUGUST 31,                    SIX MONTHS ENDED
                         ---------------------------------------------  -------------------------
                                                                        FEBRUARY 28, FEBRUARY 29,
                           1996      1995     1994     1993     1992       1997         1996
                         --------  --------  -------  -------  -------  ------------ ------------
                                                                               (UNAUDITED)
Fixed charges, as de-
 fined:
  Interest on long-term
   debt................. $ 31,748  $ 32,401  $32,988  $35,250  $32,445    $15,681      $15,981
  Other interest........    3,184     4,878    1,846    1,120    3,110      1,988        2,108
  Amortization of debt
   issue costs..........      530       512      525    2,117      526        271          276
                         --------  --------  -------  -------  -------    -------      -------
    Total fixed
     charges............   35,462    37,791   35,359   38,487   36,081     17,940       18,365
Preferred dividend re-
 quirement..............      428       428      428      428      428        214          214
                         --------  --------  -------  -------  -------    -------      -------
    Total fixed charges
     and preferred stock
     dividend
     requirements....... $ 35,890  $ 38,219  $35,787  $38,915  $36,509    $18,154      $18,579
                         ========  ========  =======  =======  =======    =======      =======
Earnings, as defined:
  Income before income
   taxes................ $ 85,873  $ 68,146  $57,276  $59,230  $51,456     81,897       76,083
  Total fixed charges
   (as shown above).....   35,462    37,791   35,359   38,487   36,081     17,940       18,365
                         --------  --------  -------  -------  -------    -------      -------
    Earnings available
     for fixed charges
     and preferred
     dividend
     requirements....... $121,335  $105,937  $92,635  $97,717  $87,537    $99,837      $94,448
                         ========  ========  =======  =======  =======    =======      =======
Ratio of earnings to
 combined fixed charges
 and preferred dividend
 requirements...........     3.38x     2.77x    2.59x    2.51x    2.40x      5.50x        5.08x
                         ========  ========  =======  =======  =======    =======      =======